     Exhibit 10.2
SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this “Release”) is entered into between Amar Maletira (“Executive”) and Rackspace Technology, Inc. (“Rackspace”) (together with its subsidiaries and affiliates, the “Company” and together with Executive, the “Parties”). Effective September 3, 2025, Executive will cease to be Chief Executive Officer, and Executive’s last day as an employee will be September 3, 2025 (the “Separation Date”). Following the Separation Date, Executive will remain on the Board of Directors of the Company (the “Board”) in the non-employee Vice Chairman position until September 30, 2025 (the “Board Departure Date”). During the period of service between the Separation Date and the Board Departure Date, Executive will not receive any compensation for his Board service and will not be authorized to act on behalf of the Company or its subsidiaries. Executive hereby acknowledges and affirms his resignation from the Board on the Board Departure Date, and from any other positions with the Company or its subsidiaries on the Separation Date. The foregoing paragraph shall remain in effect regardless of whether Executive signs or revokes this Release, without limiting the Company’s authority under Section 7(f) of the Amended and Restated Employment Agreement dated as of September 27, 2022 between the Company and Executive, the “Employment Agreement”) or otherwise if Executive does not sign this Release.

1. Release of Claims

a.    General. In partial consideration of the payments and benefits described in this Release, to which Executive agrees that Executive is not entitled until and unless Executive executes and lets become effective this Release in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act and similar state laws, the Equal Pay Act, the Fair Labor Standards Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) any rights Executive may have to the severance payments or benefits set forth in Section 2 below, (ii) rights to any vested benefits under the Company’s employee benefit plans, (iii) any existing rights to indemnification protection in accordance with the Indemnification Agreement (as defined in the Employment Agreement), (iv) any rights Executive may have as an insured under any directors and officers liability insurance policies that is otherwise provided to Executive by the Company or (v) rights that cannot be released as a matter of law, (collectively, the “Unreleased Claims”). Notwithstanding Section 1 above, this Release does not (i) prohibit or restrict Executive from initiating communications directly with, responding to any inquiries or complying with a subpoena from, providing testimony before, providing Confidential Information (as defined in the Employment Agreement) to, reporting possible violations of law or regulation to, or from filing a claim, participating or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the EEOC, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any agency, or from making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation; or (ii) require Executive to notify the Company of such communications or inquiry. Further, nothing in this Release prohibits Executive from speaking with law enforcement, any applicable city or state human rights agency, a local commission on human rights, or an attorney retained by Executive. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Nothing herein, however, shall constitute a waiver of claims arising out of or relating to any acts or omissions occurring after Executive signs this Release, or claims for enforcement of this Release.

b.    Waiver of Unknown Claims. If Executive has worked or is working in California, Executive has been informed of, and expressly agrees to waive the protection of, Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

2. Separation Payments and Benefits.
The Accrued Obligations (as defined in the Employment Agreement) will have been paid to Executive by the Company on or within thirty (30) days following the Separation Date (or such other date as provided in the Employment Agreement in accordance with the applicable plan). Subject to this Release becoming effective (and not being revoked in accordance with the terms set forth below) and Executive’s continued compliance with any restrictive covenants that Executive is subject to in favor of the Company, including, without limitation, the covenants included in Sections 4, 5 and 6 of the Employment Agreement and Section 3 of this Release (the “Covenants”), Executive will become entitled to the payments and benefits described in this Section 2, in full satisfaction of any severance payments or benefits under the Employment Agreement or under any other Company plan, agreement or policy.

a.    Cash Severance and Benefits. Consistent with Section 8(e) of the Employment Agreement, and subject to Section 409A, Executive will be entitled to the following payments and benefits:

i.    The Company will pay Executive a total of 1.5 times the sum of Executive’s (x) base salary plus (y) target bonus, for an aggregate amount equal to $3,375,000, in accordance with the Company’s customary payroll practices during the period beginning on the Separation Date and ending on the earlier to occur of (A) the eighteen (18) month anniversary of the Separation Date and (B) the twenty first (21st) date following Executive’s receipt of the Company’s notice of the event or events giving rise to Executive’s breach of any of the Covenants, and Executive fails to cure such breach within the twenty (20) day period; (C) the date Executive provides services as an employee, independent contractor, officer, owner (through active management), or direct consultant to a Competitor (as defined in Section 8(e)(4) of the Employment Agreement) prior to the six-month period following the Separation Date; or (D) the date Executive is rehired by the Company with Executive’s express consent; provided, however, that no installment payments shall be paid until after Executive’s execution and non-revocation of this Release;

ii.    Executive will remain eligible to receive a pro-rata amount of the 2025 annual bonus, which will represent the unpaid pro-rata portion of the actual annual performance bonus that Executive would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives (but assuming that all personal and/or subjective performance goals are earned at 100%), payable in a lump sum when at the same time bonuses are paid to senior executives of the Company and no later than March 15, 2026; and

iii.    Regardless of Executive’s election of continued coverage, the Company will pay Executive a lump sum payment on the 60th day following the Separation Date equal to 18 months of COBRA premiums and associated taxes due by Executive in connection with such payment.

b.    Existing Equity Treatment. Executive will immediately and fully vest into his outstanding unvested equity (with PSUs at target level), which the Parties agree consist of the RSUs and PSUs set forth on Schedule I hereto (or such lesser amounts that actually remain outstanding), and in each case, such equity shall be settled within 70 days following the Separation Date. For the avoidance of doubt, any RSUs that by their terms vest on or prior to the Separation Date shall become vested and settled as provided in the applicable award agreement.

c.    Existing P-Cash Awards Treatment. All outstanding and unvested performance-based cash awards (“P-Cash Awards”) shall vest and be payable through the Company’s payroll, payable in the following amounts and at the following times: (i) at actual achievement for tranches with a performance period ending December 31, 2025, with such payments scheduled to be made on the date such award would have been eligible for vesting if Executive had remained in service and (ii) at target for tranches for subsequent performance periods, with such payments scheduled to be made in September 2026, except that for your P-Cash Award granted on April 5, 2024, the final tranche of such P-Cash Award shall be paid out on or about September 30, 2025. The foregoing shall be subject to Executive’s ongoing cooperation in accordance with Section 13 of the Employment Agreement, ability to be available to provide transitional support and compliance with the Covenants. The Parties agree that the outstanding P-Cash Awards eligible for the foregoing payment provisions are set forth on Schedule II hereto.

d.    Legal Fees. The Company agrees it shall reimburse Executive for Executive’s legal fees incurred in connection with preparation of this Release, up to a maximum of fifteen thousand dollars ($15,000).

e.    Payment Timing; Section 409A. Notwithstanding anything in this Release to the contrary, the Parties hereto agree and acknowledge that Section 16 of the Employment Agreement is hereby incorporated by reference and that any payments or benefits owed to Executive pursuant to this Release are intended to be made in a manner that is either (i) exempt from Section 409A of the Code (“Section 409A”) or (ii) compliant with Section 409A. Without limiting the foregoing, (x) if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and any payment, compensation or other benefit provided to Executive in connection with his termination of employment is determined in whole or part, to constitute “non-qualified deferred compensation” within the meaning of Section 409A, no part of such payment, compensation or other benefit shall be paid to Executive prior to the earlier of (A) the day that is the first business day after the expiration of the six-month period measured from the date of Executive’s “separation from service”, and (B) the date of Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid to Executive in a lump sum, and any remaining payments, compensation or other benefits shall be paid as otherwise provided herein; and (y) for purposes of Section 409A, Employee’s right to receive installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments.

3. Covenants

a.    Non-Disparagement. Executive shall not, at any time following the Separation Date and in perpetuity thereafter, directly or indirectly, disparage, criticize or otherwise make derogatory statements (whether or not such statements legally constitute libel or slander) regarding the Company or any of its affiliates, successors, employees, directors or officers. The Company shall not at any time following the Separation Date and in perpetuity thereafter, and on the date of Executive’s termination, shall instruct its executive leadership team not to, directly or indirectly, disparage, criticize, or otherwise make derogatory statements regarding Executive in a press release or official Company internal or external announcement and/or email. The foregoing shall not be violated by Executive’s, the Company’s, or the Company’s executive leadership teams’ truthful responses to legal process or inquiry by a governmental authority or to the extent necessary in connection with any claim.

Executive acknowledges that the Company’s public disclosure of this Release and the fact of a termination without Cause shall not be a breach hereof.

b.    Return of Company Property. Executive hereby represents that, on or prior to the Board Departure Date, Executive has delivered to the Company any and all of the Company’s property that was in Executive’s possession, custody, or control, including, but not limited to, all computers, handheld electronic devices, cellular telephones, corporate credit cards, corporate telephone calling cards, keys, cardkeys, building passes, security access cards, computer disks, computer software, computer passwords, deal documents, legal documents, and any other documents of a confidential nature that Executive may have possessed at any time during Executive’s employment with the Company.

4. Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on Executive’s behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

5. Time to Consider

Executive acknowledges that Executive has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

6. Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive set forth in this Release until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event this Release shall become effective and the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of this Release. Any such revocation must be made by email to the Chief Legal Officer of the Company with a copy to the Chairman of the Board. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

7. No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

8. General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

9. Governing Law

Except to the extent provided in the Employment Agreement, the validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Texas without giving effect to conflict of laws principles.

10. Acknowledgments

Executive acknowledges that Executive (i) has not breached any of the Covenants, (ii) understands that Executive remains subject to the cooperation covenant section forth in Section 13 of the Employment Agreement and (iii) has read and understands the contents of this Release and affirms that no representations other than those contained herein have been made to induce or influence Executive’s execution of the Release, and that Executive executes this Release knowingly and voluntarily and upon independent advice of Executive’s own choosing.

IN WITNESS WHEREOF, this Release has been executed and delivered as of the date written below.

9/6/2025	/s/ Amar Maletira
DATE	Amar Maletira
Signature Page to Separation Agreement

9/6/2025	/s/ Michael Bross
DATE	Rackspace Technology, Inc.
	By:	Michael Bross
	Its:	Chief Legal Officer

Signature Page to Separation Agreement

Schedule I

OUTSTANDING UNVESTED EQUITY

Grant Date	Type of Award	Estimated Number of Shares Unvested as of Separation Date	Other Notes
4/5/25	RSU	1,493,710
4/5/24	RSU	616,884
3/16/23	RSU	696,212
10/26/22	RSU	482,598
10/26/22	PSU	482,598 (at target)	To vest at target

Schedule II

P-CASH AWARDS

Award Date	Performance Period	Outstanding Payment Amount (at Target) as of Separation Date	Other Notes
4/4/25	FY2027	$1,583,333	To vest at target
4/4/25	FY2026	$1,583,333	To vest at target
4/4/25	FY2025	$1,583,333	To vest at actual performance
4/5/24	FY2026	$1,583,333	To vest at target
4/5/24	FY2025	$1,583,333	To vest at actual performance
3/16/23	FY2025	$1,833,333	To vest at actual performance

I-1